                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Physician Corporation of America:


    We consent to incorporation by reference in the registration statements No. 33-48153, No. 33-65174 and No. 33-98406 on Form S-8 of Physician Corporation of America of our report dated April 14, 1997, relating to the consolidated balance sheets of Physician Corporation of America and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996 and the financial statement schedule listed in Item 14(a) which appears in the December 31, 1996 annual report on Form 10-K/A1 of Physician Corporation of America.



    Our report dated April 14, 1997, contains an explanatory paragraph that states that the Company is seeking alternatives to meet its obligations to its credit facility lenders, has submitted a corrective plan to the State of Florida Department of Insurance (DOI) to show cause why the DOI should not place the Company's workers' compensation insurance subsidiary under state rehabilitation, has suffered significant recent losses and has a deficiency in equity, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of these uncertainties.


KPMG Peat Marwick LLP

Miami, Florida
April 14, 1997